As filed with the Securities and Exchange Commission on July 30, 2015.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

AGL RESOURCES INC.

(Exact Name of Registrant as Specified in Its Charter)

Georgia	58-2210952
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

AGL Resources Inc.

Ten Peachtree Place, N.E.

Atlanta, Georgia 30309

(404) 584-4000

(Address, Including Zip Code, and Telephone Number, Including

Area Code, of Registrant’s Principal Executive Offices)

Paul R. Shlanta

Executive Vice President, General Counsel and

Chief Ethics and Compliance Officer

AGL Resources Inc.

Ten Peachtree Place, N.E.

Atlanta, Georgia 30309

(404) 584-4000

(Name, Address, Including Zip Code, and Telephone Number,

Including Area Code, of Agent for Service)

Copies to:

Paul Davis Fancher

Troutman Sanders LLP

600 Peachtree Street, N.E.

Suite 5200

Atlanta, Georgia 30308

(404) 885-3000

As soon as practicable following the effective date of this Registration Statement.

(Approximate Date of Commencement of Proposed Sale to the Public)

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.    ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.    ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title Of Shares To Be Registered	Amount To Be Registered(1)(3)	Proposed Maximum Aggregate Price Per Share(2)(3)	Proposed Maximum Aggregate Offering Price(2)(3)	Amount of Registration Fee(3)
Common Stock, par value $5.00 per share	1,500,000 Shares	$47.56	$71,340,000	$5,336

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), the amount of Common Stock registered hereunder shall be deemed to include any additional shares issuable as a result of any stock split, stock dividend or other change in the capitalization of the Registrant.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act and based upon the average of the high and low sale prices of the Common Stock on July 27, 2015, as reported on the New York Stock Exchange.
(3)	Pursuant to Rule 415(a)(6) under the Securities Act, this Registration Statement includes 534,617 shares of Common Stock that were previously registered by AGL Resources Inc. under Registration Statement No. 333-182983 on Form S-3ASR (the “Prior Registration Statement”) filed with the Commission on August 1, 2012, but that were unsold as of the date hereof. The filing fee of $5,336 being paid herewith relates to the 965,383 newly registered shares of Common Stock. A registration fee of $2,304.76 was previously paid in connection with such unsold securities. The offering of securities on the Prior Registration Statement shall be deemed terminated as of the date hereof.

PROSPECTUS

Direct Stock Purchase and Dividend Reinvestment Plan (“ResourcesDirect”)

This prospectus contains information about the AGL Resources Inc. Direct Stock Purchase and Dividend Reinvestment Plan, which we refer to as “ResourcesDirect” or the “Plan.” ResourcesDirect promotes long-term ownership in AGL by offering to new investors who want to make an initial investment and to existing investors who want to increase their holdings:

•	a simple, cost-effective method for you to purchase shares of AGL stock

•	a way to increase your holdings in AGL by automatically reinvesting your cash dividends

•	the opportunity to purchase additional shares by making optional cash investments

You do not have to be a current shareholder of AGL to participate in the Plan.

This prospectus relates to 1,500,000 shares of our common stock, $5.00 par value per share, to be offered for purchase under the Plan. Our common stock is listed on the New York Stock Exchange, or “NYSE,” under the symbol “GAS.” On July 27, 2015, the closing price of our common stock was $47.63 per share.

Please read this prospectus carefully and keep it and any future account statements for your reference.

Investing in our common stock involves risks. Before buying our common stock, you should refer to the risk factors in our periodic reports, including our Annual Report on Form 10-K, in any prospectus supplement hereto and in other information that we file with the Securities and Exchange Commission. See “Risk factors” on page 4.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 30, 2015.

About this prospectus

This prospectus replaces and supersedes the ResourcesDirect prospectus dated August 1, 2012.

Please read this prospectus carefully. If you own shares now, or if you decide to buy shares in the future, please keep this prospectus with your permanent investment records since it contains important information about the Plan.

You should rely only on the information contained or incorporated by reference in this prospectus or any future prospectus supplement. We have not authorized anyone to provide you with different information. This prospectus may be used only where it is legal to sell these securities. You should not assume that the information contained in this prospectus is accurate as of any date later than the date hereof or such other dates as are stated herein or as of the respective dates of any documents or other information incorporated herein by reference.

As used in this prospectus, the words “we,” “us,” “our,” “AGL” and “AGL Resources” refer to AGL Resources Inc. and its subsidiaries unless otherwise indicated or the context otherwise requires.

Forward-looking statements

Certain expectations and projections regarding our future performance included or incorporated by reference in this prospectus are forward-looking statements. Forward-looking statements involve matters that are not historical facts, and because these statements involve anticipated events or conditions, forward-looking statements often include words such as “anticipate,” “assume,” “believe,” “can,” “could,” “estimate,” “expect,” “forecast,” “future,” “goal,” “indicate,” “intend,” “may,” “outlook,” “plan,” “potential,” “predict,” “project,” “proposed,” “seek,” “should,” “target,” “would,” or similar expressions. You are cautioned not to place undue reliance on our forward-looking statements. Our expectations are not guarantees and are based on currently available competitive, financial and economic data along with our operating plans. While we believe that our expectations are reasonable in view of currently available information, our expectations are subject to future events, risks and uncertainties, and there are numerous factors — many beyond our control — that could cause our actual results to vary significantly from our expectations.

Such events, risks and uncertainties include, but are not limited to, changes in price, supply and demand for natural gas and related products; the impact of changes in state and federal legislation and regulation including any changes related to climate change; actions taken by government agencies on rates and other matters; concentration of credit risk; utility and energy industry consolidation; the impact on cost and timeliness of construction projects by government and other approvals, development project delays, adequacy of supply of diversified vendors, unexpected change in project costs, including the cost of funds to finance these projects; limits on pipeline capacity; the impact of acquisitions and divestitures; our ability to integrate successfully operations that we have or may acquire or develop in the future and realize cost savings and any other synergies related to any such integration, or the risk that any such integration could be more difficult, time-consuming or costly than expected; financial market conditions and the current economic uncertainty; general economic conditions; uncertainties about environmental issues and the related impact of such issues; the impact of changes in weather, including climate change, on the temperature-sensitive portions of our business; the impact of natural disasters such as hurricanes on the supply and price of natural gas; acts of war or terrorism; the outcome of litigation; and other factors discussed elsewhere herein and in our filings with the Securities and Exchange Commission (the “SEC”).

We caution readers that, in addition to the important factors described in this prospectus, the factors incorporated by reference under the heading “Risk factors,” among others, could cause our business, results of operations or financial condition to differ significantly from those expressed in any forward-looking statements. There also may be other factors that we cannot anticipate or that are not described or incorporated by reference in this prospectus that could cause results to differ significantly from our expectations.

Forward-looking statements are only as of the date they are made, and we do not undertake any obligation to update these statements to reflect subsequent circumstances or events.

AGL Resources Inc.

AGL Resources is an energy services holding company, headquartered in Atlanta, Georgia, with operations in natural gas distribution, retail operations, wholesale services and midstream operations. AGL Resources serves approximately 4.5 million utility customers through its regulated distribution subsidiaries in seven states. The company also serves approximately 630,000 retail energy customers and approximately 1.2 million customer service contracts through its SouthStar Energy Services joint venture and Pivotal Home Solutions, which market natural gas and related home services. Other non-utility businesses include asset management for natural gas wholesale customers through Sequent Energy Management, and ownership and operation of natural gas storage facilities. AGL Resources is a Fortune 500 company and a member of the S&P 500 Index. For more information, visit www.aglresources.com.

AGL Resources was incorporated in 1995 under the laws of the State of Georgia. Our principal executive offices are located at Ten Peachtree Place, Atlanta, Georgia 30309, and our telephone number is 404-584-4000. Our website is www.aglresources.com. We are not incorporating the information on our website into this prospectus, and our website and the information appearing on our website are not a part of this prospectus.

Summary of the Plan

AGL is pleased to offer you the opportunity to participate in ResourcesDirect, a direct stock purchase and dividend reinvestment plan. The purpose of the Plan is to provide investors with a simple, convenient and economical way to make and increase investments in our common stock. The Plan also provides participants with certificate safekeeping and an economical method to sell shares of our common stock.

Summary

•	Initial investment. Interested investors can become participants by making an initial cash investment of at least $250 and not more than $250,000 per calendar year, unless a waiver is granted.

•	Automatic reinvestment of dividends. You can automatically reinvest all or a portion of your cash dividends to purchase additional shares of AGL common stock.

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Optional cash purchases.    After you are enrolled in the Plan, you can buy additional shares of AGL common stock without paying any fees. You can invest a minimum of $50 at any one time, up to $250,000 in the aggregate per calendar year, unless a waiver is granted.

•	Safekeeping of certificates. Eliminate the need to track and safekeep your AGL common stock certificates by depositing them into a book-entry account under the Plan.

•	Gifts or transfers of shares. You can give or transfer shares to others.

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Sell shares conveniently.    If you choose to sell the AGL common stock held in your Plan account, you will pay fees lower than those typically charged by stockbrokers. See “ResourcesDirect — Commonly Asked Questions — Investment summary and fees.”

Participation in the Plan is entirely voluntary, and we give no advice regarding your decision to enroll in the Plan.

Risk factors

Investing in our common stock involves certain risks. Potential investors are urged to read and consider the risk factors and other disclosures relating to an investment in our securities described in any applicable prospectus supplement and in our Annual Report on Form 10-K for the year ended December 31, 2014, as updated by our subsequent filings under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and other reports and documents we file with the SEC after the date of this prospectus and that are incorporated by reference herein. You should consider carefully those risks as well as other information contained in this prospectus, any applicable prospectus supplement and the documents incorporated by reference herein or therein, before deciding whether to purchase any of our common stock. Each of the risk factors could adversely affect our business, operating results and financial condition, as well as adversely affect the value of an investment in our common stock, and you may lose all or part of your investment. The risks described in this prospectus, the documents incorporated by reference herein and any prospectus supplement are not the only ones facing us. Additional risks not presently known to us or that we currently deem immaterial also may adversely affect our business, operating results and financial condition.

For a discussion of risks related to participation in the Plan, see “ResourcesDirect — Commonly Asked Questions — Disadvantages.”

Administrator of the Plan

We have appointed Wells Fargo Shareowner Services (the “Administrator”), a division of Wells Fargo Bank, N.A., to administer the Plan. The Administrator will purchase and hold shares of stock for Plan participants, keep records, send statements and perform other duties required by the Plan.

By enrolling in the Plan, you are authorizing the Administrator to receive optional cash payments from you and dividends on your behalf, if you reinvest any portion of your dividends, and to apply these amounts to purchase shares of AGL common stock.

AGL reserves the right to make such additional or other arrangements for the administration of the Plan. See “ResourcesDirect — Commonly Asked Questions — Plan changes or termination” below for additional information about changes to the Plan.

All inquiries, notices, requests and other communication about participation in the Plan should be directed to the Administrator as detailed below.

Inquiries about the Plan or your participation in the Plan

For information about ResourcesDirect, your participation in the Plan or shares in your account, you can contact the Administrator in any of the following ways:

By Internet	www.shareowneronline.com Available 24 hours a day, 7 days a week for access to account information and answers to many common questions and general inquiries.

By telephone

1-800-468-9716 Toll-Free

651-450-4064 Outside the United States

An automated voice response system is available 24 hours a day, 7 days a week. Customer service representatives are available from 7:00 a.m. to 7:00 p.m. Central Time, Monday through Friday.

In writing	Wells Fargo Shareowner Services P.O. Box 64856 St. Paul, MN 55154-0856 or Wells Fargo Shareowner Services 1110 Centre Pointe Curve, Suite 101 Mendota Heights, MN 55120-4100

Please mention AGL in all communication with the Administrator and provide your account number.

You may access your account online to view your share balance, track the estimated value of your holdings, view dividend history, sell shares, request a stock certificate, print duplicate statements and obtain online forms and other information about your account. Your online account information is housed on the Administrator’s website at www.shareowneronline.com. Once you have successfully signed up, you will be able to access your account information immediately. You also will receive written confirmation in the mail that your account has been activated for online access.

ResourcesDirect — commonly asked questions

The following questions and answers explain and constitute the terms of ResourcesDirect. If you participated in the former ResourcesDirect, then you automatically will be a participant in this Plan in the same manner and to the same extent as you participated in the former ResourcesDirect, unless you elect to terminate your participation in ResourcesDirect.

Purpose

1.	What is the purpose of the Plan?

The purpose of the Plan is to provide investors with a simple, convenient and economical way to accumulate and increase their investment in our common stock and to reinvest all or a portion of their cash dividends in additional shares of our common stock. The Plan also provides participants with safekeeping of certificates and a convenient way to transfer and sell shares.

Disadvantages

2.	What are the disadvantages or risks of the Plan?

In addition to those risks of an investment in our common stock described under “Risk factors,” the disadvantages or risks of participating in the Plan include:

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No interest paid on funds pending investment.    However, collected funds in the possession of the Administrator may be invested in certain Permitted Investments. For purposes of this Plan, “Permitted Investments” mean any money market mutual funds registered under the Investment Company Act of 1940, as amended (including those of an affiliate of the Administrator or for which the Administrator or any of its affiliates provides management advisory or other services), consisting entirely of (i) direct obligations of the United States of America; or (ii) obligations fully guaranteed by the United States of America. This risk of any loss from such Permitted Investments shall be the responsibility of the Administrator. Investment income from such Permitted Investments shall be retained by the Administrator.

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You bear all risk of loss that may result from market fluctuations in the price of AGL common stock.    You must bear the market risk associated with fluctuations in the price of our common stock. You have no control over the share price or timing of the purchase or sale of Plan shares. You cannot designate a specific price or date at which to purchase or sell shares. Your ability to purchase or sell shares is subject to the terms of the Plan. You may not be able to purchase or sell your shares in the Plan in time to react to market conditions. In addition, you will not know the exact number of shares purchased until after the Investment Date, which is the date or dates on which the Administrator purchases shares of our common stock for the Plan as described under “ResourcesDirect — Commonly Asked Questions — Purchases.”

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We do not guarantee the payment of future dividends.    Our Board of Directors has the sole discretion to declare and pay dividends. Although we have paid cash dividends on a regular basis for many years, the amount and timing of any dividends may be changed at any time without notice. See “ResourcesDirect — Commonly Asked Questions — Dividends and investment options” below for additional information regarding the payment of dividends.

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Long-term investment.    The market price for our common stock varies, and you should purchase shares for long-term investment only. Although our common stock currently is traded on the NYSE, we cannot assure you that there will, at any time in the future, be an active trading market for our common stock. Even if there is an active trading market for our common stock, we cannot assure you that you will be able to sell all of your shares at one time or at a favorable price, if at all. As a result, you should participate in the Plan only if you are capable of making, and seeking to make, a long-term investment in our common stock.

Other important factors and risks are described in our filings with the SEC and incorporated by reference in this prospectus. We encourage you to review those factors and risks carefully.

Eligibility

3.	Am I eligible to participate in the Plan?

Any person or entity is eligible to participate in the Plan, whether or not you currently own our common stock. If you live outside the U.S., you should make sure that participation would not violate any laws in the country in which you reside. We reserve the right to terminate the participation of any shareholder if we deem it advisable under any foreign laws or regulations.

Enrollment

4.	How do I enroll?

You can enroll in the Plan by submitting an Account Authorization Form, which is available on the Administrator’s website, or enrolling online at www.shareowneronline.com and following the instructions provided. The initial investment can be paid by check, made payable to Wells Fargo Shareowner Services, in U.S. dollars drawn on a U.S. or Canadian financial institution. The initial investment also can be paid by completing the authorization for automatic withdrawal portion of the Account Authorization Form. If you enroll online, you can authorize a one-time debit or recurring investments.

If you currently own AGL common stock through a broker, bank or other intermediary account and you want to participate directly in the Plan, you should instruct your broker, bank or trustee to register some or all of your AGL shares directly in your name. You can choose whether to receive a physical stock certificate for your shares or to have your shares re-registered in your name through the Direct Registration System by instructing your broker to electronically transfer them to an account that will be set up for you with our transfer agent.

You also may arrange to have your broker, bank or other nominee participate in the Plan on your behalf. In this case, your participation may be on terms and conditions that may differ from the terms and condition of this Plan and you will be limited to the dividend reinvestment feature of the Plan only. The terms and conditions also will be subject to the terms and conditions of your bank, broker or nominee.

5.	How do I get a copy of the prospectus?

To request a copy of the ResourcesDirect prospectus, you may contact the Administrator. You also may print or download a copy of the prospectus from the Administrator’s website at www.shareowneronline.com or from our website at www.aglresources.com.

Dividends and investment options

6.	Will I receive dividends?

Payment of dividends is a business decision made by our Board of Directors based primarily upon earnings, cash flow, financial requirements, legal limitations and other requirements. We traditionally have paid dividends four times a year on March 1, June 1, September 1 and December 1. The Administrator will invest AGL dividend funds as soon as administratively possible and no later than 30 trading days following the dividend payable date.

7.	What are my dividend reinvestment options under the Plan?

As a participant in the Plan, you may elect to reinvest all, part or none of the dividends on your AGL common stock for the purchase of additional shares. You must select one of the three dividend options on the Account Authorization Form. If you complete and return an Account Authorization Form without selecting a dividend option, your dividends will automatically be fully reinvested to purchase additional shares.

Full dividend reinvestment	If you select full dividend reinvestment, cash dividends paid on all of your AGL shares in the Plan will automatically be reinvested to purchase additional AGL shares.

Partial dividend reinvestment	If you select partial dividend reinvestment, a portion of your cash dividend will be paid to you in cash, and the remainder will automatically be reinvested to purchase additional AGL shares. To do this, you must specify the number of whole shares on which you wish to receive cash dividends. The cash dividends will be sent to you by check unless you elect to have them directly deposited to a designated U.S. bank account.

All cash (no dividend reinvestment)	All dividends payable to the participant will be paid in cash. This includes the dividend payable on all shares held in the Plan, any shares held in physical certificate form or held through book-entry Direct Registration System. The participant’s dividend payment will be sent by check unless the participant has elected to have those dividends deposited directly to a designated bank account. If you select all cash (no dividend reinvestment), your dividend will be paid to you in cash. The cash dividends will be sent to you by check unless you elect to have them directly deposited to a designated U.S. bank account.

To have your dividends directly deposited to a designated bank account, you must complete and return a Direct Deposit of Dividends Authorization Form. You can request a copy of the Direct Deposit of Dividends Authorization Form from the Administrator. See “Inquiries about the Plan or your participation in the Plan.” You also can authorize the direct deposit of dividends when you enroll online or access your account online at www.shareowneronline.com.

8.	Can I change my dividend option under the Plan?

You may change your dividend participation option at any time by contacting the Administrator. See “Inquiries about the Plan or your participation in the Plan.”

Please remember that the Administrator must receive your request on or before a dividend record date in order for your request to be effective for that dividend. Otherwise, your request will be effective for the following dividend.

9.	How do I make additional cash investments?

You can purchase additional shares of AGL stock by using the Plan’s optional cash investment feature, and payment may be made pursuant to one of the payment methods described below. Additional cash investments are entirely voluntary. Interest will not be paid on amounts held pending investment.

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Personal check.    You can make additional cash investments by sending a check, payable to Wells Fargo Shareowner Services, in U.S. dollars drawn on a U.S. or Canadian financial institution. Do not send cash, traveler’s checks, money orders or third party checks. To facilitate processing of your investment, please use the Transaction Request Form on your statement. Your check must be received by the Administrator at least two business days before an Investment Date in order to be invested on that date. When investing by check, you do not need to invest the same amount each time and you are under no obligation to make investments in any month or at any particular time.

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One-time bank debit.    You can make additional cash investments by going to the Administrator’s website at www.shareowneronline.com and authorizing a one-time online bank debit from an account at a U.S. or Canadian financial institution. You should refer to the online confirmation for your bank account debit date and investment date. When investing by one-time online bank debit, you do not need to invest the same amount each time and you are under no obligation to make investments in any month or at any particular time.

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Automatic withdrawal from your bank account.    You can make additional cash investments on a regular, recurring basis by authorizing an Automated Clearing House (ACH) withdrawal from your account at a U.S. or Canadian financial institution. You can authorize funds to be withdrawn from your account on either the 9th day or the 25th day of each month, or on both dates. If either the 9th day or the 25th day is not a business day, your funds will be withdrawn on the next business day. This feature enables you to make ongoing investments without writing a check. To authorize automatic withdrawals, you must complete an Account Authorization Form for Automatic

Withdrawals which can be obtained from the Administrator or by accessing your account at www.shareowneronline.com. Your request will be processed and will become effective as promptly as administratively possible; however, you should allow four to six weeks for your first investment to be initiated. Automatic withdrawals will continue at the level you set until you change your instructions by notifying the Administrator.

The Administrator will assess you a fee if any optional cash payment is returned unpaid, whether the investment was made by check or an attempted automatic withdrawal from your bank account. See “ResourcesDirect — Commonly Asked Questions — Investment summary and fees.” By enrolling in the Plan, you authorize the Administrator to deduct this fee by selling shares from your Plan account.

10.	What are the minimum and maximum amounts for additional cash investments and automatic withdrawals?

You must invest at least $50 each time and cannot invest more than $250,000 in a calendar year, unless a waiver is granted. Additional cash investments and automatic withdrawals are entirely voluntary.

11.	How do I change or stop automatic withdrawals?

You may change or stop automatic withdrawals by contacting the Administrator. See “Inquiries about the Plan or your participation in the Plan.”

Purchases

12.	When will shares be purchased under the Plan?

The “Investment Date” is the date or dates on which the Administrator purchases shares of our common stock for the Plan, as described below.

If the Administrator acquires shares directly from us, then the Investment Date for cash investments will be on the 1st and 15th day of each month and on the dividend payment date for reinvested dividends. If the Investment Date falls on a date when our stock is not traded (e.g., a weekend day or holiday), then the Investment Date will be on the next trading day and no later than 35 trading days, except where postponement is necessary or advisable to comply with Regulation M under the Exchange Act or other applicable provisions of securities law or regulation.

If the Administrator acquires shares from parties other than us through open market transactions, such purchases will begin on the applicable Investment Date and will be completed no later than five (5) business days following such date, except where postponement is necessary or advisable to comply with applicable provisions of securities law or regulation.

Your initial and optional cash purchases will be invested as soon as practicable after the Administrator receives them. Please note there is no guarantee of the actual Investment Date or purchase price.

13.	What is the source of shares for the Plan?

Shares of our common stock, at our choice, will be purchased for the Plan either in the open market or issued directly by us from our authorized but unissued shares or treasury shares.

14.	How is the purchase price of AGL common stock determined?

The purchase price is the price at which the Administrator purchases our common stock with reinvested dividends and/or initial or optional cash payments. The purchase price under the Plan depends in part on whether the Administrator purchases the common stock from us or from parties other than us. All fractional shares are calculated to three (3) decimals and are credited to your account.

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Shares purchased from AGL.    If the shares are purchased from AGL, your price per share for dividend reinvestments and initial and optional cash investments will be the closing price of such shares on that particular Investment Date, as reported by any securities exchange on which AGL’s shares may be listed on such Investment Date.

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Shares purchased in the open market.    If the shares are purchased in the open market, your price per share will be the weighted average price of shares purchased to satisfy Plan requirements. Transaction fees for purchases under the Plan, including any brokerage commissions that the Administrator is required to pay, will be paid by AGL and will be reported to you as taxable income.

15.	How many shares will be purchased for me?

The number of shares purchased for you will depend on the purchase price and total dollar amount of dividends to be reinvested and/or initial or optional cash payments. Your Plan account will be credited with the actual number of shares purchased, including fractions computed to three (3) decimal places.

16.	Will interest be paid on any amounts pending the actual Investment Date?

No. Interest will not be paid on any amounts held by the Administrator pending investment.

17.	Do I have timing and control of when my shares will be purchased?

Because the Administrator will arrange for the purchase of shares for the Plan, neither AGL nor any participant in the Plan has the authority or power to control either the timing or pricing of shares purchased or the selection of the broker making the purchases. Therefore, you will not be able to precisely time your purchases through the Plan and will bear the market risk associated with fluctuations in the price of our common stock. That is, if you send in an initial or optional cash investment, it is possible that the market price of our common stock could go up or down before your funds are used to purchase shares. In addition, you will not earn interest on initial or optional cash investments for the period before the shares are purchased. See “ResourcesDirect — Commonly Asked Questions — Disadvantages.”

Book-entry shares and safekeeping of shares

18.	How are my Plan shares held?

Shares of AGL common stock that you buy under the Plan will be maintained in your Plan account in book-entry form. You will receive a periodic Plan statement detailing the status of your holdings.

19.	May I deposit other AGL shares to my account for safekeeping?

You may deposit any AGL stock certificates registered in your name with the Administrator for “safekeeping” to be held as book-entry shares at no cost. We will pay all fees for this service. See “ResourcesDirect — Commonly Asked Questions — Investment summary and fees.” Safekeeping is beneficial because you no longer bear the risk and cost associated with the loss, theft or destruction of stock certificates. Shares deposited and held for safekeeping will be treated in the same manner as shares purchased through ResourcesDirect.

To use the safekeeping service, complete the Transaction Request Form that is part of your account statement and send it together with your stock certificates to the Administrator at the address indicated on the form. Do not endorse the certificates or complete the assignment section. You should send your certificates by registered or certified mail, with return receipt requested, or some other form of traceable mail, and properly insured. Optional mail loss insurance is available through the Administrator for a fee. The certificates are your responsibility until received by the Administrator. The Administrator will confirm the receipt of stock certificates deposited for safekeeping.

Stock certificates

20.	Can I obtain a stock certificate if I want one?

You can obtain a stock certificate for some or all of the whole shares credited to your Plan account at any time by contacting the Administrator.

If you request a stock certificate for shares credited to your account and you do not want to terminate your participation in the Plan, a stock certificate will be issued for the requested number of whole shares and any remaining whole and/or fractional shares will remain in your account.

If you request a stock certificate for all of your shares credited to your account and you want to close your account and terminate participation in the Plan, a stock certificate will be issued for the whole shares and a cash payment will be made for any remaining fractional share. The cash payment will be based on the then-current market price of AGL common stock less a transaction fee, which includes any brokerage commission the Administrator is required to pay. See “ResourcesDirect — Commonly Asked Questions — Investment summary and fees.”

Certificates will be issued in the name(s) in which the account is registered, unless otherwise instructed. If the certificate is to be issued in a name other than your Plan account registration, you will be required to initiate a transfer of ownership before the certificate can be issued. The signature on the transfer instructions must be guaranteed by a financial institution participating in the Medallion Guarantee Program, as discussed under “ResourcesDirect — Commonly Asked Questions — Transfers and gifts.”

Sales

21.	How can I sell Plan shares?

Sales are usually made through an affiliated broker, who will receive brokerage commissions. Typically, the shares are sold through the exchange on which the common stock of AGL is traded. Depending on the number of AGL shares to be sold and current trading volume, sale transactions may be completed in multiple transactions and over the course of more than one day. All sales are subject to market conditions, system availability, restrictions and other factors. The actual sale date, time or price received for any shares sold through the Plan cannot be guaranteed.

Participants may instruct the Administrator to sell shares under the Plan through a Batch Order, Market Order, Day Limit Order, Good-‘Til-Date/Canceled Limit Order or Stop Order.

Batch Order (online, telephone, mail) — The Administrator will combine each request to sell through the Plan with other Plan participant sale requests for a Batch Order. Shares are then periodically submitted in bulk to a broker for sale on the open market. Shares will be sold no later than five business days (except where postponement is necessary or advisable to comply with applicable provisions of securities law or regulation). Bulk sales may be executed in multiple transactions and over more than one day depending on the number of shares being sold and current trading volumes. Once entered, a Batch Order request cannot be canceled.

Market Order (online or telephone) — The participant’s request to sell shares in a Market Order will be at the prevailing market price when the trade is executed. If such an order is placed during market hours, the Administrator will promptly submit the shares to a broker for sale on the open market. Once entered, a Market Order request cannot be canceled. Sales requests submitted near the close of the market may be executed on the next trading day, along with other requests received after market close.

Day Limit Order (online or telephone) — The participant’s request to sell shares in a Day Limit Order will be promptly submitted by the Administrator to a broker. The broker will execute as a Market Order when and if the stock reaches, or exceeds the specified price on the day the order was placed (for orders placed outside of market hours, the next trading day). The order is automatically canceled if the price is not met by the end of that trading day. Depending on the number of shares being sold and current trading volumes, the order may only be partially filled and the remainder of the order canceled. Once entered, a Day Limit Order request cannot be canceled by the participant.

Good-‘Til-Date/Canceled (GTD/GTC) Limit Order (online or telephone) — A GTD/GTC Limit Order request will be promptly submitted by the Administrator to a broker. The broker will execute as a Market Order when and if the stock reaches, or exceeds the specified price at any time while the order remains open (up to the date requested or 90 days for GTC). Depending on the number of shares being sold and current trading volumes, sales may be executed in multiple transactions and may be traded on more than one day. The order or any unexecuted portion will be automatically canceled if the price is not met by the end of the order period. The order may also be canceled by the applicable stock exchange or the participant.

Stop Order (online or telephone) — The Administrator will promptly submit a participant’s request to sell shares in a Stop Order to a broker. A sale will be executed when the stock reaches a specified price, at which time the Stop Order becomes a Market Order and the sale will be at the prevailing market price when the trade is executed. The price specified in the order must be below the current market price (generally used to limit a market loss).

Sales proceeds will be net of any fees to be paid by the participant. See “ResourcesDirect — Commonly Asked Questions — Investment summary and fees.” The Administrator will deduct any fees or applicable tax withholding from the sale proceeds. Sales processed on accounts without a valid Form W-9 for U.S. citizens or Form W-8BEN for non-U.S. citizens may be subject to U.S. federal withholding (including backup withholding). This withholding can be avoided by furnishing the appropriate and valid form prior to the sale. Forms are available online at www.shareowneronline.com.

A participant who wishes to sell shares currently held in certificate form may send them in for deposit to the Administrator and then proceed with the sale. To sell shares through a broker of their choice, the participant may request the broker to transfer shares electronically from the Plan account to their brokerage account. Alternatively, a stock certificate can be requested that the participant can deliver to their broker.

AGL’s share price may fluctuate between the time the sale request is received and the time the sale is completed on the open market. The Administrator shall not be liable for any claim arising out of failure to sell on a certain date or at a specific price. Neither the Administrator nor any of its affiliates will provide any investment recommendations or investment advice with respect to transactions made through the Plan. This risk should be evaluated by the participant and is a risk that is borne solely by the participant.

Share sales by employees, affiliates and Section 16 officers of AGL must be made in compliance with AGL’s Insider Trading Policy. The Insider Trading Policy provides that such persons may not trade in AGL’s common stock if in possession of material, non-public information about the company.

22.	Do I have timing and control of when my shares will be sold?

Because the Administrator will sell the shares on behalf of the Plan, neither AGL nor any participant in the Plan has any authority or power to control the timing or pricing of shares sold or the selection of the broker making the sale. Therefore, you will not be able to precisely time your sales through the Plan and will bear the market risk associated with fluctuation in the price of AGL common stock. That is, if you send in a request to sell shares, it is possible that the market price of AGL common stock could go down or up before the stock is sold. In addition, you will not earn interest on a sales transaction. See “ResourcesDirect — Commonly Asked Questions — Disadvantages.”

Termination of participation

23.	How can I terminate participation in the Plan?

You can terminate participation in the Plan at any time by notifying the Administrator. When you request termination of participation in the Plan, you must choose to (i) sell your shares held by the Administrator; or (ii) keep your whole shares in book-entry form with the Administrator and receive a check for the fractional share; or (iii) receive a certificate for your full shares and a check for the fractional share. Upon termination, your participation in the Plan will be terminated and any future dividends will be paid by check or direct deposit to your bank account.

If your request to terminate your participation in the Plan is received on or after a dividend record date, but before the dividend payable date, your termination will be processed as soon as administratively possible, and a separate dividend check will be mailed to you or deposited in your bank account.

24.	How are terminations administered under the Plan?

At its discretion, AGL may instruct the Administrator to close any Plan account that contains less than one share of our common stock. The fractional share in your Plan account will be sold at the then-current market price of AGL common stock less a transaction fee, which includes any brokerage commission. See “ResourcesDirect — Commonly Asked Questions — Investment summary and fees.” A check for the net sale proceeds will be mailed to your address of record.

AGL reserves the right to deny, suspend or terminate participation by a shareholder who is using the Plan for purposes inconsistent with the intended purpose of the Plan. In such event, the Administrator will notify the shareholder in writing and will continue to safekeep the shareholder’s shares but will no longer accept optional cash investments or reinvest the shareholder’s dividends.

AGL also reserves the right to terminate participation of any shareholder if it deems it advisable under any applicable laws or regulations.

Transfers and gifts

25.	Can I transfer or gift shares?

You can transfer ownership of some or all of your Plan shares to another person, whether by gift, private sale or otherwise. In order to transfer some or all of your shares, you must properly complete a Stock Power Form and return it to the Administrator. Transfers may be made in book-entry or certificated form.

Requests for transfer of book-entry shares held under the Plan are subject to the same requirements as the transfer of our common stock certificates, including the requirement of a Medallion Signature Guarantee. You may download a copy of the Stock Power Form online at www.shareowneronline.com or contact the Administrator. See “Inquiries about the Plan or your participation in the Plan.”

Reports to participants

26.	What kind of reports will I receive?

•

Account Statements.    You will receive easy to read statements of your year-to-date account activity after each transaction in your account. Each account statement will show the amount of cash invested; the amount of dividends reinvested; the purchase or sale price; and the number of shares purchased or sold and any applicable fees, as well as any activity associated with share deposits, transfers or withdrawals. These statements are a continuing record of your cost basis in shares purchased under ResourcesDirect. Please retain your statements for income tax purposes. You may be charged a fee for duplicate statements. See “ResourcesDirect — Commonly Asked Questions — Investment summary and fees.”

•

Shareholder communications.    As an AGL shareholder, you will receive the same communications sent to all shareholders of AGL common stock, such as proxy statements and annual reports. If you prefer, you may elect to have your proxy statements and other available information sent to you electronically by initiating eDelivery through www.shareowneronline.com. Instead of receiving materials through the mail, you will receive an electronic notice to your e-mail address of record notifying you of the availability of AGL materials online and instructing you how to view and act on them.

•	Annual IRS information returns. You will receive an annual statement that reports dividends paid to you as well as gross proceeds from the sale of any of your Plan shares.

Address change

27.	What if my address changes?

All communications to you, including notices, dividends and statements, will be sent to your latest address on record unless you have elected to receive electronic delivery to your e-mail address. Please notify the Administrator promptly if your address changes.

Stock splits

28.	What if AGL issues a stock dividend or declares a stock split or rights offering?

If AGL issues a stock dividend or declares a stock split, your account will be adjusted to reflect the receipt of shares paid or distributed. Any stock dividend or stock split shares of AGL common stock issued with respect to both certificated and book-entry (whole and fractional) shares will be credited automatically to your account in book-entry form. In the event that AGL makes available to its shareholders any rights to subscribe for additional common stock, the rights to subscribe will be based on any shares held in and outside of the Plan. Any new shares distributed by AGL resulting from the exercise of the rights will be issued directly to the participant.

Voting

29.	How do I vote my Plan shares at shareholders’ meetings?

In connection with any meeting of AGL shareholders, participants in the Plan will receive proxy materials either electronically or by mail based on your preference. Such materials will include a proxy card representing your Plan shares. You can vote your Plan shares by telephone, online or through the mail. Those shares will only be voted as you indicate on your executed proxy card. As an alternative to returning a proxy card, you may vote your Plan shares by telephone or online or in person at the shareholders’ meeting. If you do not vote by telephone or online and do not return an executed proxy card, or if you return your proxy card but do not sign it, none of your Plan shares will be voted. The participant is encouraged to read the proxy materials for additional information.

Plan changes or termination

30.	Can the Plan be changed?

We may suspend, modify or terminate the Plan at any time. All participants will receive notice of any such suspension, modification or termination. AGL and the Administrator also reserve the right to change any administrative procedures of the Plan. If the Plan is terminated, whole shares will continue to be held in book-entry form in your Plan account or distributed in certificate form at our sole discretion. A cash payment will be made for any fractional share.

Responsibilities of AGL and the Administrator

31.	What are the responsibilities of AGL and the Administrator under the Plan?

Neither we nor the Administrator will be liable for any act the Administrator does in good faith or for any good faith omission to act. This includes, without limitation, any claims of liability for:

•	failure to terminate your account upon your death prior to receiving written notice of such death;

•	purchases or sales prices reflected in your Plan account or the dates of purchases or sales of your Plan shares; or

•	any fluctuation in the market value after your purchase or sale of shares.

Neither we nor the Administrator can assure you a profit or protect you against a loss on the shares you purchase under the Plan. See “Risk factors” and “ResourcesDirect — Commonly Asked Questions — Disadvantages.”

Investment summary and fees

32.	What are the fees associated with participating in the Plan?

Investment fees

Initial enrollment (new investors only)	Company Paid
Dividend reinvestment	Company Paid*
Check investment	Company Paid*
One-time automatic investment	Company Paid*
Recurring automatic investment	Company Paid*
Dividend purchase trading commission per share	$0.05
Optional cash purchase trading commission per share	$0.05

Sales fees

Batch Order	$15.00
Market Order	$25.00
Limit Order per transaction (Day/GTD/GTC)	$30.00
Stop Order	$30.00
Sale trading commission per share	$0.12
Direct deposit of sale proceeds	$5.00

Other fees

Certificate issuance	Company Paid
Certificate deposit	Company Paid
Returned check / Rejected automatic bank withdrawals	$35.00 per item
Prior year duplicate statements	$20.00 per year

*	Please note that if purchases are made in the open market, the amount of any transaction fees that are paid by AGL on your behalf will be reported to you as taxable income. See “Federal income tax information.”

The Administrator will deduct the applicable fees from the proceeds from a sale.

We can change the fee structure of the Plan at any time. We will give you notice of any fee changes prior to the changes becoming effective.

Large Cash Purchases and waiver requests

33.	How are large cash purchases and waiver requests handled?

Submission of Requests for Waiver.    Optional cash investments of more than $250,000 annually (including any initial investments in excess of $250,000) (“Large Cash Purchase”) may be made only by investors that submit a request for waiver. Large Cash Purchase requests may be approved by us in our sole discretion at any time. Investors who wish to make Large Cash Purchases for any month should call (623) 537-7087 to determine if we will be considering Large Cash Purchase requests for such month. When you inquire, you will be informed of one of the following:

•	that we are not currently considering Large Cash Purchase requests; or

•	that we will be considering Large Cash Purchase requests, in which case information will be provided about submitting a Large Cash Purchase Request Form.

Large Cash Purchase Request Forms may be obtained online at www.shareowneronline.com. Completed Large Cash Purchase requests must be delivered to WaiverDiscount@WellsFargo.com by no later than 4:00 p.m. Central Time on the third business day before the first day of the “pricing period” for the applicable waiver period, as described below. Any investor whose Large Cash Purchase request has been approved (including the amount of the investment approved) will be notified by return email or by telephone by 4:00 p.m. Central Time on the second business day before the first day of the applicable pricing period. The Administrator must receive funds relating to any approved Large Cash Purchase request by wire transfer to the designated account no later than 2:00 p.m. Central Time on the business day before the first day of the applicable pricing period. All such funds received after 2:00 p.m. Central Time on such business day may be returned without interest.

Action on Large Cash Purchase Requests.    We have the sole discretion to grant or refuse to grant, in whole or in part, a Large Cash Purchase request. In acting on a Large Cash Purchase request, we will consider relevant factors, including without limitation:

•	whether the Plan is then purchasing shares of common stock from us or in the open market;

•	our need for additional funds;

•	the attractiveness of obtaining funds through the sale of shares of common stock under the Plan compared to other available sources of funds;

•	the purchase price likely to apply to any sale of shares of common stock under the Plan;

•	the party submitting the request, including the extent and nature of that party’s prior participation in the Plan and the number of shares of common stock held by that party; and

•	the aggregate amount of Large Cash Purchases in excess of $250,000 annually for which we have received Large Cash Purchase requests under the Plan.

Large Cash Purchases will be priced as follows:

•

To determine the purchase price of shares of common stock purchased from us pursuant to a Large Cash Purchase request, we will fix the number of trading days in the “pricing period” for the applicable investment. The pricing period generally will consist of one to 15 consecutive trading days, unless the pricing period is extended as described below. On each trading day, we will generally apply an equal portion of the amount approved for investment pursuant to a Large Cash Purchase request to the purchase of shares of common stock, subject to the qualifications described below. Each day in the pricing period on which shares of common stock are purchased is referred to as a “Purchase Date.” The price for shares of common stock purchased on each Purchase Date in a pricing period will be equal to 100% (less any applicable discount, as described below) of the composite volume weighted average price, rounded to four decimal places, of shares of common stock, as traded on the composite exchanges during regular NYSE hours on the Purchase Date. We will obtain this composite exchange pricing information from Reuters or, if Reuters is no longer providing this information, another authoritative source.

•

We may establish for each pricing period a minimum, or “threshold,” price applicable to purchases made pursuant to a Large Cash Purchase request. We will make this determination in our discretion after a review of, among other factors, current market conditions, the level of participation in the Plan and our current and projected capital needs. We will notify an investor of the establishment of a threshold price at the time the Large Cash Purchase request has been approved.

•

If established for any pricing period, the threshold price will be stated as a dollar amount which the composite volume weighted average price of shares of common stock, rounded to four decimal places, as traded during regular NYSE hours, must equal or exceed for each trading day of such pricing period (not adjusted for discounts, if any) in order for such trading day to be considered a Purchase Date. Except as provided below, any trading day for which such volume weighted average price is less than the applicable threshold price will not be considered a Purchase Date, and no funds will be invested in shares of common stock on that date. Funds that are not invested will be returned without interest, as described below.

•

The establishment of the threshold price and the potential return of a portion of investment funds apply only to investments made pursuant to Large Cash Purchase requests. Establishing a threshold price for a particular pricing period will not affect the establishment of a threshold price for any subsequent pricing period.

•

If we establish a threshold price for any pricing period, we may elect to extend that pricing period. If we do so, the initial pricing period may be extended by the number of trading days during the initial pricing period, up to three trading days, during which the threshold price is not satisfied or there are no trades of shares of common stock on the composite exchanges.

•

If we elect to grant a pricing period extension and the threshold price is satisfied for any additional trading day during an extension, that trading day will be included as a Purchase Date for the extended pricing period. For example, if the extension feature is in use and the initial pricing period is ten trading days, but the threshold price is not satisfied on three out of those ten days, the pricing period may be extended by three trading days. If the threshold price is satisfied on any of the three trading days during the extension period, each of those three trading days will be a Purchase Date for that pricing period.

•

We may, in our sole discretion, establish a discount from the market price otherwise applicable to Large Cash Purchases (including initial investments) made pursuant to a request for waiver, but we are not obligated to do so. We may establish any discount in our sole discretion after a review of, among other factors, current market conditions, the level of participation in the Plan, the attractiveness of obtaining financing through the sale of shares of common stock as compared to other sources of funds, and our current and projected capital needs. Establishing a discount for a particular pricing period will not affect the establishment of a discount for any subsequent pricing period.

•

Any investor purchasing shares of common stock pursuant to a request for a Large Cash Purchase will be treated as the beneficial owner of all shares of common stock purchased on each Purchase Date in the applicable pricing period as of the close of business on such Purchase Date, although Plan shares of common stock will not be credited to such investor’s account until the conclusion of the pricing period unless we elect to use the “continuous settlement feature” described below for that pricing period.

•

If we elect to use the continuous settlement feature, shares of common stock will be credited to the Plan accounts of investors purchasing shares of common stock pursuant to requests for a Large Cash Purchase within three business days after each Purchase Date. We may activate the continuous settlement feature for a particular investment at the time we determine other pricing terms in respect of shares of common stock to be sold pursuant to a Large Cash Purchase request.

•

We will return, without interest, any amount to be invested pursuant to a Large Cash Purchase request that is not applied to the purchase of shares of common stock because the threshold price is not met or shares of common stock are not traded on the composite exchanges on any trading day during a pricing period or extension, as applicable. Any such uninvested funds will be returned within five business days after the last day of the applicable pricing period, as it may be extended. The amount returned will be based on the number of days on which the threshold price was not satisfied or no trades were reported on the composite exchanges compared to the total number of days in the pricing period or extended pricing period, as applicable. For example, the amount returned for a ten-day pricing period will equal one-tenth of the total amount of your proposed Large Cash Purchase investment for each trading day on which the threshold price is not satisfied or shares of common stock are not traded on the composite exchanges.

From time to time, financial intermediaries, including brokers and dealers, and other persons may engage in positioning transactions in order to benefit from any waiver discounts applicable to investments made pursuant to requests for waiver for Large Cash Purchases under the Plan. Those transactions may cause fluctuations in the trading volume of our common stock. Financial intermediaries and such other persons who engage in positioning transactions may be deemed to be underwriters. We have no arrangements or understandings, formal or informal, with any person relating to the sale of shares of common stock to be received under the Plan. We reserve the right to modify, suspend or terminate participation in the Plan by otherwise eligible persons to eliminate practices that are inconsistent with the purpose of the Plan.

We may alter, amend, supplement or waive, in our sole discretion, the time periods and/or other parameters relating to optional cash purchases in excess of $250,000 made by one or more participants in the Plan or new investors, at any time and from time to time, prior to the granting of any request for waiver or within a pricing period as determined by us.

Federal income tax information

The following discussion is a summary of the federal income tax provisions relating to participation in the Plan. State and local tax treatment may vary from federal income tax treatment and is not discussed in this summary. You should rely upon your own tax advisor about your particular circumstances and transactions.

Dividends.    All dividends that are paid to you, whether paid in cash or reinvested and used to purchase additional shares, are considered taxable dividend income to you in the year they are paid by AGL. At the end of each tax year, our transfer agent will provide you and the Internal Revenue Service (the “IRS”) with a Form 1099-DIV that reports the total dollar value of the dividends paid during the year. The Form 1099-DIV also will include the amount of any transaction fees paid by AGL on your behalf for purchases of shares.

Sales.    All shares sold through the Plan will be reported to the IRS as required by law. At the end of each tax year, our transfer agent will provide you and the IRS with a Form 1099-B that reports the date of sale and gross proceeds from your sale. You are responsible for calculating the cost basis of the shares you sold and any gain or loss on the sale. In general, the amount of gain or loss that you recognize will be based on the difference between the amount received from the sale of your shares and your tax basis. Generally, any profit that you realize will be taxed as capital gain, and any loss realized will be taxed as a capital loss. The capital gain or loss may be treated as “long-term” capital gain or loss if you have held the shares for more than one year at the time of the sale or transfer.

This Plan assumes that each participant will use the first-in, first-out (FIFO) method when determining the tax basis of any shares sold. Participants may designate their preference for a different method of determining the tax basis of shares by identifying this preference in writing to the Administrator. Participants may designate their preference for specific identification cost basis at any time.

Waiver discount.    If a participant makes optional cash investments that are subject to a waiver discount, the participant may be treated as having received an additional distribution equal to the excess, if any, of the fair market value of the shares purchased over the amount of the optional cash investment, taking into account any waiver discount. The U.S. federal income tax consequences of buying shares through the waiver discount portion of the Plan are not entirely clear if a participant makes optional cash investments but does not participate in the Plan’s automatic dividend reinvestment feature. Investors should consult their tax advisors to determine how to treat the waiver discount for U.S. federal income tax purposes.

Transfers in or out of the Plan.    You will not realize gain or loss for federal income tax purposes when you transfer shares into the Plan or withdraw shares from the Plan. However, as noted in the above paragraph, you will generally realize gain or loss upon the sale of shares (including the receipt of cash for fractional shares) held in the Plan.

Federal income tax withholding on dividends and sales proceeds.    If you are a U.S. investor, federal law requires the Administrator to withhold an amount (based upon the current applicable rate) from the amount of dividends and the proceeds of any sale of shares if:

•	You fail to certify to the Administrator that you are not subject to backup withholding and that the taxpayer identification number on your account is correct (on Form W-9), or

•	The IRS notifies AGL or the Administrator that you are subject to backup withholding.

Any amounts withheld will be deducted from the dividends and/or from the proceeds of any sale of shares, and the remaining amount will be reinvested or paid as you have instructed.

If you are a non-resident alien individual and you do not provide a valid Form W-8BEN to certify your foreign tax residency, you will be subject to withholding on all payments reportable on an IRS Form 1099 or Form 1042-S, as applicable, at the current backup withholding rate of 28% or the normal withholding rate of 30% (or lesser tax treaty rate if applicable), respectively.

Effective for accounts opened on or after January 1, 2015, if you are any non-individual entity and you do not provide either a type of Form W-8 (for foreign entities, a Form W-8BEN-E, W-8EXP, W-8ECI or W-8IMY) or Form W-9 (for U.S. entities), you may be subject to 30% withholding on all U.S. sourced dividends and interest as required by the Foreign Account Tax Compliance Act (“FATCA”). Similar FATCA withholding on gross proceeds received from the sale, maturity or exchange of securities that can produce U.S. sourced dividends or interest will take effect on January 1, 2017. In particular, foreign entities should consult with their internal tax advisors or counsel as to which type of Form W-8 they should provide based on their status under Chapters 3 and 4 of the U.S. Internal Revenue Code.

You may obtain the above-referenced forms from the IRS or by contacting the Administrator.

Limitation of information.    The above discussion is not a complete discussion of all of the tax considerations that may be relevant to participation in the Plan.

You should consult your own tax advisor about the tax consequences associated with participation in the Plan.

Use of proceeds

Proceeds from any newly issued shares of common stock purchased directly from us under the Plan will be available for general corporate purposes. We have no basis for estimating either the number of shares of common stock that ultimately will be purchased directly from us, if any, under the Plan or the prices at which such shares will be purchased.

The purpose of the Plan is to provide investors with a simple, convenient and economical way to accumulate and increase their investment in our common stock and to reinvest all or a portion of their cash dividends in additional shares of our common stock. The Plan also provides participants with safekeeping of certificates and a convenient way to transfer and sell shares.

Plan of distribution

Except to the extent the Administrator purchases shares of our common stock in open market transactions, we will sell directly to the Administrator the common stock acquired under the Plan. The shares may be resold by Plan participants in market transactions on any national securities exchange on which shares of our common stock trade or in privately negotiated transactions. Our common stock currently is listed on the NYSE.

You will have to pay any fees, including any brokerage commissions, payable in connection with your voluntary sale of shares from your Plan account and/or withdrawal from the Plan. See “ResourcesDirect — Commonly Asked Questions — Investment summary and fees.”

Where you can find more information

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the Public Reference Room of the SEC, 100 F Street, N.E., Washington, D.C. 20549. Further information on the operation of the SEC’s Public Reference Room can be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains a website at www.sec.gov that contains reports, proxy and other information regarding registrants like us that file electronically. You also may read and copy these documents at the office of the NYSE, 20 Broad Street, New York, New York 10005.

We also maintain a website at www.aglresources.com that contains information concerning us and our affiliates. The information on our website is not incorporated in this prospectus, and you should not consider it a part of this prospectus.

Incorporation of information we file with the SEC

The SEC’s rules allow us to “incorporate by reference” information we file with the SEC into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede that information. This prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC (other than, in each case, all or any portion of such document deemed to have been “furnished” rather than “filed” by us with the SEC for purposes of Section 18 of the Exchange Act or otherwise).

SEC Filings (File No. 001-14174)	Period/Date
Annual Report on Form 10-K	Year ended December 31, 2014
Quarterly Reports on Form 10-Q	Quarters ended March 31, 2015 and June 30, 2015
Current Reports on Form 8-K	May 4, 2015 (Items 5.03, 5.07 and 9.01 only), May 11, 2015 and June 1, 2015
Registration Statement on Form 8-B	January 18, 1996
“Item 4. Description of Registrant’s Securities to be Registered”

We also are incorporating by reference additional documents that we file with the SEC pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of this prospectus and prior to the time we sell all of the shares of stock offered by this prospectus, except to the extent that all or any portion of such filing is “furnished” rather than “filed” by us with the SEC for purposes of Section 18 of the Exchange Act or otherwise.

We will provide, without charge, to each person to whom a copy of this prospectus has been delivered, a copy of any and all of these filings. You may request a copy of these filings by writing or telephoning us at:

AGL Resources Inc.

Ten Peachtree Place, Location 1466

Atlanta, Georgia 30309

Attention: Corporate Secretary

Telephone: (855) 204-4317

In addition, as a shareholder, you will receive copies of all periodic reports, proxy statements, and other communications that we distribute to our shareholders generally.

Legal matters

The legality of the offered securities has been passed upon for AGL by its counsel, Troutman Sanders LLP, Atlanta, Georgia.

Experts

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2014 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Limitations of liability and indemnification under the Securities Act

We indemnify our officers and directors to the fullest extent permitted under Georgia law against all liabilities incurred in connection with their service to us. The SEC believes that indemnification of officers and directors for liabilities arising under the Securities Act of 1933, as amended, is against public policy and unenforceable.

Ticker Symbol (NYSE): GAS

Internet Site: www.aglresources.com

Administrator:

Wells Fargo Shareowner Services

Telephone:	1-800-468-9716 or 1-651-450-4064

Internet:	www.shareowneronline.com

Address:	P.O. Box 64856
St. Paul, MN 55164-0856

Or

1110 Centre Pointe Curve Suite 101 Mendota Heights, MN 55120-4100

ResourcesDirect

PROSPECTUS

July 30, 2015

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

Estimate of expenses of issuance and distribution

Registration fee	$5,336
Legal fees and expenses	12,500
Accounting fees and expenses	35,000
Printing expenses	12,000

Total	$64,836

Item 15. Indemnification of Directors and Officers.

Section 14-2-202(b)(4) of the Georgia Business Corporation Code (the “Georgia Code”) provides that a corporation’s articles of incorporation may include a provision that eliminates or limits the personal liability of directors for monetary damages to the corporation or its shareholders for breach of the directors’ duty of care and other duties as directors. However, Section 14-2-202(b)(4) of the Georgia Code does not permit a corporation to eliminate or limit the liability of a director for (i) a breach of duty involving appropriation of a business opportunity of the corporation; (ii) an act or omission that involves intentional misconduct or a knowing violation of law; (iii) any transaction from which the director received an improper personal benefit; or (iv) any payments of a dividend or any other type of distribution that is illegal under Section 14-2-832 of the Georgia Code. Section 14-2-202(b)(4) of the Georgia Code does not, however, eliminate or limit the rights of a corporation or any shareholder to seek an injunction or other non-monetary relief in the event of a breach of a director’s fiduciary duty, and applies only to claims against a director arising out of his role as a director and does not relieve a director from liability arising from his role as an officer or in any other capacity.

Section 14-2-851 of the Georgia Code authorizes a corporation to indemnify individuals who are parties to proceedings because they are or were directors against liability incurred in such proceedings if they are determined to have met the standard of conduct set forth in that section. However, Section 14-2-856(a) of the Georgia Code provides that, if authorized by its articles of incorporation or a bylaw, contract, or resolution approved or ratified by the shareholders by a majority of the votes entitled to be cast, a corporation may indemnify its directors without regard to the limitations in other sections of the Georgia Code, including the limitation in Section 14-2-851 of the Georgia Code, which requires a determination that a director seeking indemnification must first be determined to have met the statutorily prescribed standard of conduct. Section 14-2-856(b), however, prohibits a corporation from indemnifying a director for liability incurred in a proceeding in which the director is adjudged liable or subjected to injunctive relief in favor of the corporation for any of the four acts, outlined above, from which a director cannot be exculpated from liability as provided in Section 14-2-202(b)(4) of the Georgia Code. Section 14-2-856 of the Georgia Code sets forth the fullest extent to which a corporation may indemnify its directors.

Article VII, Section 7.01 of AGL’s articles of incorporation specifies that each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, derivative, criminal, administrative or investigative, by reason of the fact that he or she, or a person of whom he or she is a legal representative, is or was a director, shall be indemnified and held harmless by AGL to the fullest extent authorized by the Georgia Code, as the same exists or may be amended in the future — if such amendment provides broader indemnification rights than previously permitted under the Georgia Code — against all expenses, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties, and amounts paid or to be paid in settlement) actually and reasonably incurred or suffered by such director in connection with the proceeding. The indemnification right specified in AGL’s articles of incorporation will continue for a director who has ceased to be a director and shall inure to the benefit of the director’s heirs, executors and administrators.

Article VII, Section 7.02 of AGL’s articles of incorporation specifies that AGL will pay for or reimburse the actual and reasonable expenses incurred by a director who is a party to a proceeding in advance of final disposition of the proceeding if the director furnishes (i) a written affirmation of his or her good faith belief that his or her conduct does not constitute behavior of the kind set forth in Georgia Code Section 14-2-856(b) (as specified above) and (ii) a written undertaking, executed personally on his or her behalf, to repay any advances if it is ultimately determined that he or she is not entitled to indemnification for such expenses.

Section 2.15.1 of AGL’s bylaws specifies that in the case of actions brought by or in the right of AGL, a director’s right to indemnification shall be determined: (i) if there are two or more disinterested members of the board of directors, by the majority vote of the disinterested members of the board of directors (a majority of whom shall for such purpose constitute a quorum), or by a majority of the members of a committee of two or more disinterested directors appointed by such a vote; (ii) by special legal counsel selected either (a) in the manner prescribed in paragraph (i) above; or (b) if there are fewer than two disinterested directors, by the board of directors (in which selection directors who do not qualify as disinterested directors may participate); or (iii) by the shareholders (but shares owned by or voted under the control of a director who at the time does not qualify as a disinterested member of the board of directors may not be voted on the determination).

Section 7.1 of AGL’s bylaws state that AGL will indemnify any officer who was or is made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, derivative, criminal, administrative or investigative, to the same extent as it is obligated to indemnify any director of AGL, but without being subject to the same procedural conditions imposed for the indemnification of directors. AGL may indemnify and advance expenses to an employee or agent who is not a director or officer to the extent that such indemnity or advance of expenses is consistent with public policy, permitted by AGL’s articles of incorporation, bylaws or by law.

As authorized by Section 14-2-856(a) of the Georgia Code, AGL has entered into indemnification agreements with each of its directors who are not employees to provide each such director contractual rights to indemnification to the fullest extent permitted by the Georgia Code. The agreements also provide a contractual right to reimbursement and advancement of expenses.

The officers and directors of AGL are presently covered by insurance which (with certain exceptions and within certain limitations) indemnifies them against any losses or liabilities arising from any alleged

“wrongful act,” including any alleged breach of duty, neglect, error, misstatement, misleading statement, omissions or other act done or wrongfully attempted. AGL pays the cost of such insurance as permitted by its bylaws and the laws of the State of Georgia.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons of AGL pursuant to the foregoing provisions, AGL has been informed that, in the opinion of the Securities and Exchange Commission, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 16. Exhibits.

Exhibit No.	Description of Exhibit

4.1	Amended and Restated Articles of Incorporation of AGL Resources Inc. (Incorporated by reference to Exhibit 3.1 to the Registrant’s Form 8-K filed on May 4, 2015).

4.2	Bylaws of AGL Resources Inc., as amended on April 28, 2015 (Incorporated by reference to Exhibit 3.2 to the Registrant’s Form 8-K filed on May 4, 2015).

4.3	Specimen form of Common Stock certificate (Incorporated by reference to Exhibit 4.1 to the Registrant’s Form 10-Q for the fiscal quarter ended September 30, 2007).

5.1	Opinion of Troutman Sanders LLP as to the legality of the securities to be registered.*

23.1	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm.*

23.2	Consent of Troutman Sanders LLP (included in Exhibit 5.1).

24.1	Powers of Attorney (included on the signature page of this Registration Statement).

*	Filed herewith.

Item 17. Undertakings.

(a)            The undersigned Registrant hereby undertakes:

(1)            To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)             To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii)            To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.

(iii)         To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the Registration Statement is on Form S-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are incorporated by reference in the Registration Statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the Registration Statement.

(2)            That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)            To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)            That, for the purpose of determining liability under the Securities Act to any purchaser, if the Registrant is relying on Rule 430B, each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the Registration Statement as of the date the filed prospectus was deemed part of and included in the Registration Statement; and each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a Registration Statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the Registration Statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the Registration Statement relating to the securities in the Registration Statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a Registration Statement or prospectus that is part of the Registration Statement or made in a document incorporated or deemed incorporated by reference into the Registration Statement or prospectus that is part of the Registration Statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the Registration Statement or prospectus that was part of the Registration Statement or made in any such document immediately prior to such effective date.

(5)            That, for the purpose of determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)            Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)           Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii)          The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv)          Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(b)            The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)            Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized, in the City of Atlanta, State of Georgia, on July 30, 2015.

AGL RESOURCES INC.

By:	/S/ JOHN W. SOMERHALDER II
John W. Somerhalder II Chairman and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Andrew W. Evans and Paul R. Shlanta, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated as of July 30, 2015.

Name	Title

/S/ JOHN W. SOMERHALDER II John W. Somerhalder II	Chief Executive Officer (Principal Executive Officer) and Director

/S/ ELIZABETH W. REESE Elizabeth W. Reese	Executive Vice President and Chief Financial Officer (Principal Financial Officer)

/S/ BRYAN E. SEAS Bryan E. Seas	Senior Vice President and Chief Accounting Officer (Principal Accounting Officer)

/S/ SANDRA N. BANE Sandra N. Bane	Director

/S/ THOMAS D. BELL, JR. Thomas D. Bell, Jr.	Director

Name	Title

/S/ NORMAN R. BOBINS Norman R. Bobins	Director

/S/ CHARLES R. CRISP Charles R. Crisp	Director

/S/ BRENDA J. GAINES Brenda J. Gaines	Director

/S/ ARTHUR E. JOHNSON Arthur E. Johnson	Director

/S/ WYCK A. KNOX, JR. Wyck A. Knox, Jr.	Director

/S/ DENNIS M. LOVE Dennis M. Love	Director

/S/ DEAN R. O’HARE Dean R. O’Hare	Director

/S/ ARMANDO J. OLIVERA Armando J. Olivera	Director

/S/ JOHN E. RAU John E. Rau	Director

/S/ JAMES A. RUBRIGHT James A. Rubright	Director

/S/ BETTINA M. WHYTE Bettina M. Whyte	Director

/S/ HENRY C. WOLF Henry C. Wolf	Director

Exhibit Index

Exhibit No.	Description of Exhibit

4.1	Amended and Restated Articles of Incorporation of AGL Resources Inc. (Incorporated by reference to Exhibit 3.1 to the Registrant’s Form 8-K filed on May 4, 2015).

4.2	Bylaws of AGL Resources Inc., as amended on April 28, 2015 (Incorporated by reference to Exhibit 3.2 to the Registrant’s Form 8-K filed on May 4, 2015).

4.3	Specimen form of Common Stock certificate (Incorporated by reference to Exhibit 4.1 to the Registrant’s Form 10-Q for the fiscal quarter ended September 30, 2007).

5.1	Opinion of Troutman Sanders LLP as to the legality of the securities to be registered.*

23.1	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm.*

23.2	Consent of Troutman Sanders LLP (included in Exhibit 5.1).

24.1	Powers of Attorney (included on the signature page of this Registration Statement).

*	Filed herewith.